Exhibit 99.1

April 28, 2009

Tellabs reports first-quarter 2009 revenue of $362 million

Company improving gross profit margins, generating cash and investing in the future

Naperville, Ill. — Tellabs’ first-quarter 2009 revenue totaled $362 million, compared with $464 million in the first quarter of 2008.

Tellabs earned $7 million or 2 cents per share on a GAAP (U.S. generally accepted accounting principles) basis, compared with $17 million or 4 cents per share in the year-ago quarter.

On a non-GAAP basis, Tellabs earned $22 million or 6 cents per share, compared with $32 million or 8 cents per share in the year-ago quarter. Non-GAAP results exclude pretax charges of $18 million, which includes $5 million or 0.9 cents per share in equity-based compensation expense.

GAAP gross profit margins were 44.2% in the first quarter of 2009, higher than in any quarter since the third quarter of 2006. The company generated $44 million in cash from operations and increased its cash and cash equivalents to $1.18 billion. Tellabs continues to invest in the future: research and development spending amounted to 19% of revenue in the quarter.

“Tellabs continues to focus on improving profitability – both our customers’ and our own – by helping customers generate new revenues, reduce capital expenses and cut operating expenses,” said Rob Pullen, Tellabs president and chief executive officer. “During the first quarter, we gained new customers for our innovative growth products, including our dynamic optical networking and data products. Data products continue to be our fastest-growing product category: first-quarter data revenue grew 45% compared with the year-ago quarter. We are successfully transitioning to growth products while improving gross profit margins, generating cash and investing in the future.”

For the first quarter of 2009, broadband segment revenue was $178 million, transport segment revenue was $130 million and services segment revenue was $54 million. More detailed information, including year-over-year segment comparisons, can be found in the Results of Operations section of this news release.

Second-Quarter 2009 Guidance — The following statements are based on current expectations and involve risks and uncertainties, some of which are set forth below. Compared with the first quarter of 2009, Tellabs expects second-quarter revenue to be flat to up by a high-single-digit percentage. Non-GAAP gross margin is expected to be flat, plus or minus a point or two, as a result of product mix. Non-GAAP operating expense is expected to continue on a downward trajectory in the second quarter. Non-GAAP gross margin excludes about $1 million, and non-GAAP operating expense excludes about $5 million, in equity-based compensation expense.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its first-quarter 2009 results and provide its outlook for the second quarter of 2009. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until midnight Central Daylight Time on Thursday, April 30, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 94429696. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 41 of the top 50 global telecom service providers choose our mobile backhaul, optical networking and business services solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight KLD indexes. www.tellabs.com

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Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the second-quarter 2009 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2009/1q09.pdf

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	First Quarter
	4/3/09	3/28/08
In millions, except per-share data
Revenue
Products	$308.0	$408.0
Services	53.7	56.1

Total revenue	361.7	464.1

Cost of Revenue
Products	166.5	242.8
Services	35.4	43.4

Total cost of revenue	201.9	286.2

Gross Profit	159.8	177.9

Gross profit as a percentage of revenue	44.2%	38.3%

Gross profit as a percentage of revenue - products	45.9%	40.5%
Gross profit as a percentage of revenue - services	34.1%	22.6%

Operating Expenses
Research and development	69.5	80.7
Sales and marketing	42.4	43.4
General and administrative	26.4	26.1
Intangible asset amortization	6.0	5.6
Restructuring and other charges	6.7	8.7

Total operating expenses	151.0	164.5

Operating Earnings	8.8	13.4

Other Income
Interest income, net	5.2	9.9
Other (expense) income, net	(0.5)	0.6

Total other income	4.7	10.5

Earnings Before Income Tax	13.5	23.9
Income tax expense	(7.0)	(7.3)

Net Earnings	$6.5	$16.6

Net Earnings Per Share
Basic	$0.02	$0.04

Diluted	$0.02	$0.04

Weighted Average Shares Outstanding
Basic	395.8	407.9

Diluted	396.6	408.9

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	4/3/09	1/2/09
	Unaudited
In millions, except share data
Assets
Current Assets
Cash and cash equivalents	$226.2	$376.1
Investments in marketable securities	958.1	776.0

Total cash, cash equivalents and marketable securities	1,184.3	1,152.1
Other marketable securities	191.8	179.1
Accounts receivable, net of allowances of $1.5 and $1.4	320.1	332.7
Inventories
Raw materials	37.4	34.2
Work in process	9.0	13.9
Finished goods	124.4	128.8

Total inventories	170.8	176.9
Income taxes	38.7	38.7
Miscellaneous receivables and other current assets	53.4	56.3

Total Current Assets	1,959.1	1,935.8

Property, Plant and Equipment
Land	20.8	21.1
Buildings and improvements	197.9	201.6
Equipment	405.5	420.0

Total property, plant and equipment	624.2	642.7
Accumulated depreciation	(358.3)	(364.4)

Property, plant and equipment, net	265.9	278.3
Goodwill	122.2	122.4
Intangible Assets, Net of Amortization	38.2	44.2
Other Assets	122.1	127.5

Total Assets	$2,507.5	$2,508.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$72.9	$84.1
Accrued compensation	50.0	60.7
Restructuring and other charges	15.3	17.7
Income taxes	71.2	73.0
Stock loan	191.8	179.1
Deferred revenue	43.7	34.6
Other accrued liabilities	96.4	91.4

Total Current Liabilities	541.3	540.6

Long-Term Restructuring Liabilities	10.7	13.3
Income Taxes	59.8	59.7
Other Long-Term Liabilities	47.8	48.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 495,851,232 and 495,757,314 shares issued	5.0	5.0
Additional paid-in capital	1,491.4	1,485.9
Treasury stock, at cost: 100,123,599 and 100,088,341 shares	(952.6)	(952.4)
Retained earnings	1,189.7	1,183.2
Accumulated other comprehensive income	114.4	124.8

Total Stockholders’ Equity	1,847.9	1,846.5

Total Liabilities and Stockholders’ Equity	$2,507.5	$2,508.2

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Quarter
	4/3/09	3/28/08
In millions
Operating Activities
Net earnings	$6.5	$16.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18.8	21.8
Loss on disposal of property, plant and equipment	0.2	0.2
Equity-based compensation	5.5	8.0
Deferred income taxes	4.0	(4.0)
Restructuring and other charges	6.7	8.7
Other-than-temporary impairment charges on investments	—	1.4
Net changes in assets and liabilities:
Accounts receivable	6.6	24.2
Inventories	5.2	9.7
Miscellaneous receivables and other current assets	2.3	2.8
Other assets	1.1	18.9
Accounts payable	(8.8)	(16.4)
Restructuring and other charges	(6.8)	(4.9)
Deferred revenue	9.1	5.8
Other accrued liabilities	(4.4)	(8.0)
Income taxes	(3.3)	0.7
Other long-term liabilities	1.4	(2.6)

Net Cash Provided by Operating Activities	44.1	82.9

Investing Activities
Capital expenditures	(7.6)	(7.1)
Proceeds on disposals of property, plant and equipment	0.2	0.1
Payments for purchases of investments	(416.5)	(482.3)
Proceeds from sales and maturities of investments	233.7	506.3

Net Cash (Used for) Provided by Investing Activities	(190.2)	17.0

Financing Activities
Proceeds from issuance of common stock under stock plans	—	0.4
Repurchase of common stock	(0.2)	(142.1)

Net Cash Used for Financing Activities	(0.2)	(141.7)

Effect of Exchange Rate Changes on Cash	(3.6)	0.9

Net Decrease in Cash and Cash Equivalents	(149.9)	(40.9)
Cash and Cash Equivalents - Beginning of Year	376.1	213.0

Cash and Cash Equivalents - End of Period	$226.2	$172.1

RESULTS OF OPERATIONS

For the first quarter of 2009, revenue was $361.7 million, compared with $464.1 million in the first quarter of 2008, as we saw revenue declines in all three segments.

Consolidated gross margin in the first quarter was 44.2%, up 5.9 percentage points from 38.3% in the first quarter of 2008. The increase in consolidated gross product margin was driven by the higher level of data revenue, which grew 45.2% year-over-year, margin improvements associated with our access and optical networking products, and improved services gross margin.

Operating expenses in the first quarter of 2009, including $6.0 million in intangible amortization and $6.7 million in restructuring and other charges, were $151.0 million, down $13.5 million from $164.5 million in the first quarter of 2008.

Net earnings for the first quarter of 2009, driven by the lower level of revenue, were $6.5 million or $0.02 per share (basic and diluted), compared with $16.6 million or $0.04 per share (basic and diluted) for the same period of 2008.

Revenue (in millions)

	First Quarter
	2009	2008	Change
Products	$308.0	$408.0	(24.5%)
Services	53.7	56.1	(4.3%)

Total revenue	$361.7	$464.1	(22.1%)

Revenue declined in the Products and Services segments. In the Broadband product segment, increased revenue from data products was offset by lower access and managed access revenue. In the Transport product segment, the revenue decline was driven primarily by lower revenue from digital cross-connect and optical networking systems. In the Services segment, the revenue decline was primarily driven by a lower level of deployment revenue.

On a geographic basis, revenue in North America (United States and Canada) was $247.0 million in the first quarter of 2009, down 29.3% from the year-ago quarter. Revenue outside North America was $114.7 million in the first quarter of 2009, compared with $114.6 million in the year-ago quarter.

Gross Margin

	First Quarter
	2009	2008	% Point Change
Products	45.9%	40.5%	5.4
Services	34.1%	22.6%	11.5
Consolidated	44.2%	38.3%	5.9

The increase in product gross margin between the first quarter of 2008 and the first quarter of 2009 was driven primarily by the higher level of data revenue and improved margins on access and optical networking products. The increase in services gross margin during the same period reflects improved gross margins for deployment services.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$69.5	$80.7	$(11.2)	19.2%	17.4%
Sales and marketing	42.4	43.4	(1.0)	11.7%	9.4%
General and administrative	26.4	26.1	0.3	7.3%	5.6%

Subtotal	138.3	150.2	(11.9)	38.2%	32.4%
Intangible asset amortization	6.0	5.6	0.4
Restructuring and other charges	6.7	8.7	(2.0)

Total operating expenses	$151.0	$164.5	$(13.5)

The decline in operating expenses was driven primarily by lower research and development expenses. Restructuring and other charges of $6.7 million in the first quarter 2009 primarily reflect severance, facility- and asset-related charges.

Other Income (in millions)

	First Quarter
	2009	2008	Change
Interest income, net	$5.2	$9.9	$(4.7)
Other (expense) income, net	(0.5)	0.6	(1.1)

Total other income	$4.7	$10.5	$(5.8)

Interest income, net, was lower in the first quarter of 2009 versus the comparable period in 2008. Market interest rates declined during 2008 and remained low in the first quarter of 2009. In the first quarter of 2009, 90% of our portfolio was allocated to governments and government agencies, as compared with 68% in the first quarter of 2008.

Income Taxes

For the first quarter of 2009, we recorded tax expense of $7.0 million at an effective tax rate of 51.9%, compared with a tax expense of $7.3 million at an effective tax rate of 30.5% for the first quarter of 2008. The increase in our rate reflects the absence of a tax benefit on domestic losses (due to the valuation allowance established against our domestic deferred tax assets) and normal tax rates on our international earnings.

Segments

Segment Revenue (in millions)

	First Quarter
	2009	2008	Change
Broadband	$178.3	$202.1	(11.8%)
Transport	129.7	205.9	(37.0%)
Services	53.7	56.1	(4.3%)

Total revenue	$361.7	$464.1	(22.1%)

Segment Profit* (in millions)

	First Quarter
	2009	2008	Change
Broadband	$34.3	$8.7	294.3%
Transport	39.8	79.2	(49.7%)
Services	19.0	13.7	38.7%

Total segment profit	$93.1	$101.6	(8.4%)

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue: Broadband revenue between the first quarter of 2008 and the first quarter of 2009 was driven by increased data revenue that was offset by lower access and managed access revenue. Data product revenue grew 45.2% between the first quarter of 2008 and the first quarter of 2009. Revenue benefited primarily from the continuing rollout of our next-generation wireless backhaul solution in multiple geographic regions. Access revenue will likely continue to decline as several key customers are transitioning to alternative network architectures. The decline in managed access revenue was driven by lower revenue from the Tellabs® 6300 SDH transport revenue, as we completed the initial stages of a large build-out in the EMEA region, and lower overall revenue from the Tellabs® 8100 managed access system.

Segment Profit: Broadband segment profit grew $25.6 million, driven by higher revenue from data products, margin improvements associated with access products, and reduced research and development expenses.

Transport

Revenue: The decline in Transport revenue between the first quarter of 2008 and the first quarter of 2009 was driven primarily by lower revenue from digital cross-connect and optical networking systems. The decline in digital cross-connect system revenue reflects lower spending from North American customers; the decline in optical networking revenue reflects the completion of the initial stages of a large build-out in North America during 2008.

During the first quarter of 2009, Tellabs 5500 digital cross-connect product revenue from new systems, system expansions and system upgrades were approximately 19% of the total, compared with 44% in the first quarter of 2008. The remaining balances consisted of port-card growth on the installed base.

Segment Profit: The decline in Transport segment profit was driven by the lower level of digital cross-connect system revenue.

Services

Revenue: The decline in Services segment revenue from the first quarter of 2008 to the first quarter of 2009 was driven by lower revenue from deployment services, which was associated with the lower level of product revenue.

Segment Profit: The increase in Services segment profit reflects improved gross margins for deployment services.

Financial Condition, Liquidity and Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,184.3 million as of April 3, 2009, which increased by $32.2 million since year-end 2008. The increase in cash, cash equivalents and marketable securities for the quarter reflects $44.1 million in cash generated from operating activities, partially offset by cash used for capital expenditures.

Substantially all of our investments are backed by governments or government agencies and are highly liquid instruments. We may rebalance our portfolio from time to time, which may affect the duration, credit structure and future income of our investments.

During the first quarter of 2009, we repurchased approximately 4,000 shares of our common stock at a cost of $17,000 under previously announced share repurchase programs. We provide no assurance that we will continue our repurchase activity and we may change our repurchase activity in the future. We cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our liquidity, financial strength and stability to fund business operations, to expand business, potentially through acquisitions, or to repurchase our common stock.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2009			First Quarter 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$308.0	$—	$308.0	$408.0	$—	$408.0
Services	53.7	—	53.7	56.1	—	56.1

Total revenue	361.7	—	361.7	464.1	—	464.1

Cost of Revenue
Products (a)	166.5	(0.4)	166.1	242.8	(0.7)	242.1
Services (a)	35.4	(0.7)	34.7	43.4	(1.0)	42.4

Total cost of revenue	201.9	(1.1)	200.8	286.2	(1.7)	284.5

Gross Profit	159.8	1.1	160.9	177.9	1.7	179.6
Gross profit as a percentage of revenue	44.2%	0.3%	44.5%	38.3%	0.4%	38.7%
Gross profit as a percentage of revenue - products	45.9%	0.2%	46.1%	40.5%	0.2%	40.7%
Gross profit as a percentage of revenue - services	34.1%	1.3%	35.4%	22.6%	1.8%	24.4%

Operating Expenses
Research and development (a)	69.5	(1.7)	67.8	80.7	(2.7)	78.0
Sales and marketing (a)	42.4	(1.1)	41.3	43.4	(1.6)	41.8
General and administrative (a)	26.4	(1.5)	24.9	26.1	(2.0)	24.1
Intangible asset amortization (b)	6.0	(6.0)	—	5.6	(5.6)	—
Restructuring and other charges (c)	6.7	(6.7)	—	8.7	(8.7)	—

Total operating expenses	151.0	(17.0)	134.0	164.5	(20.6)	143.9

Operating Earnings	8.8	18.1	26.9	13.4	22.3	35.7
Other Income
Interest income, net	5.2	—	5.2	9.9	—	9.9
Other (expense) income, net (d)	(0.5)	—	(0.5)	0.6	0.3	0.9

Total other income	4.7	—	4.7	10.5	0.3	10.8

Earnings Before Income Tax	13.5	18.1	31.6	23.9	22.6	46.5
Income tax expense (e)	(7.0)	(2.3)	(9.3)	(7.3)	(7.6)	(14.9)

Net Earnings	$6.5	$15.8	$22.3	$16.6	$15.0	$31.6

Net Earnings Per Share
Basic	$0.02	$0.04	$0.06	$0.04	$0.04	$0.08

Diluted	$0.02	$0.04	$0.06	$0.04	$0.04	$0.08

Weighted Average Shares Outstanding
Basic	395.8	395.8	395.8	407.9	407.9	407.9

Diluted	396.6	396.6	396.6	408.9	408.9	408.9

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

(a) The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses for the first quarter of 2009 and the first quarter of 2008 reflect equity-based compensation expense. We began to include equity-based compensation expense in our GAAP operating results in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payment in January 2006. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types, which affect the calculations of equity-based compensation, we believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of our operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our core operating performance.

(b) We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in our recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of our operations without regard to such expenses.

(c) We exclude restructuring and other charges because we believe that they are not related directly to the underlying performance of our core business operations. Restructuring and other charges result from events which arise from unforeseen circumstances that often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

(d) The $0.3 million adjustment to Other (expense) income, net in the first quarter of 2008 reflects a $0.6 million write-down of a long-term equity investment in a start-up technology company offset by a $0.3 million gain on a sale of a long-term equity investment in a start-up technology company. We exclude write-downs and gains on sales of long-term equity investments in partnerships and start-up technology companies because we believe that they are not related directly to the underlying performance of our working capital assets.

(e) We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. The tax adjustment reflects the difference between these computations, and takes into account the impact of (i) the effect on our global effective tax rate of adjusting pretax earnings in multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against our domestic deferred tax assets, which is included in our GAAP expense but excluded from our non-GAAP expense.